Exhibit 99.1

Allied Healthcare International Inc.
7 January 2010

No intention to make an offer for Supporta plc (“Supporta”)

On 23 December 2009, Allied Healthcare International Inc. (“Allied”) announced, in accordance with Rule 2.4 of the City Code on Takeovers and Mergers (the “Code”), that it had submitted an indicative cash offer for the entire issued share capital of Supporta, which was subject to, amongst other things, due diligence.

Following a period of due diligence, Allied has decided to terminate discussions with Supporta. Allied therefore confirms, in accordance with Rule 2.8 of the Code, that it has no current intention to make an offer for Supporta.

For the purposes of Rule 2.8 of the Code, Allied reserves the right to make or participate in an offer for Supporta (and/or take any other action which would otherwise be restricted under Rule 2.8 of the Code) within the six months following the date of this announcement if there is material change in circumstances or an agreement or recommendation from the Board of directors of Supporta is forthcoming.

The release, distribution or publication of this announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements.

Contacts:

Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
+44 (0) 1785 810600

Piper Jaffray Ltd.
Matthew Flower
Rupert Winckler
+44 (0) 20 3142 8702

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; the H1N1 influenza virus which may result in staff being unable to perform services due to their own illness or due to the illness of patients and may reduce our revenues; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.